EXHIBIT 10.1

MERCHANDISING LICENSE AGREEMENT

1. DATED:	As of June 12, 2009,

2. LICENSOR:	PARAMOUNT LICENSING INC. ("PLI") 5555 Melrose Avenue Los Angeles, California 90038

LICENSEE:	HARBREW IMPORTS, LTD. ("Licensee") 1174 Route 109 Lindenhurst, NY 11757 Telephone: 631-991-3174 Attention: Mr. Richard DeCicco

3. PROPERTY:	The theatrical motion picture entitled "THE GODFATHER" (the "Picture").

4. LICENSED ARTICLE(S):	Italian organic Vodka and Scotch whiskey, sold in bottles.

5. TERRITORY:	United States.

6. TERM:
Begins upon execution hereof by Licensee and PLI and ends June 30, 2014, unless sooner terminated as provided in Schedule "I" hereto.

Provided that (a) Licensee is not in breach of any terms of this Agreement; (b) PLI has received by December 30, 2013 an amount equal to or greater than One Million United States Dollars (US$1,000,000.00) in royalties earned and paid from the actual sate of the Licensed Articles; (c) PLI receives, no later than May 31, 2014, written notice from Licensee of Licensee's desire to extend the Term, together with payment of Six Hundred Twenty Five Thousand United States Dollars (US$625,000.00) as an additional advance payment against royalties, which additional advance shall be the first installment of an additional guarantee of Two Million Five Hundred Thousand United States Dollars (US$2,500,000.00) (the "Additional Guarantee") due in connection with extending the Term; and (d) Licensee and PLI have agreed upon a payment schedule for the remainder of the Additional Guarantee no later than May 31, 2014; then the Term shall be extended until June 30, 2019, unless sooner terminated as provided in Schedule "I" attached hereto, subject to the terms of this Agreement. For the avoidance of doubt, the Additional Guarantee may not be cross-credited against any other payments which have already been paid or become due, and shall be recoupable solely from royalties earned from sales of the Licensed Articles which occur during the period from Jury 1, 2014 through June 30, 2019.

7. LICENSES GRANTED:
In consideration of the payments set forth below, and of and subject to the covenants, undertakings and agreements by Licensee in this Agreement, PLI hereby grants to Licensee the non-exclusive license (except as specified below) to use the Property only in connection with the Licensed Articles (per Paragraph 4 above), in the Channels of Distribution (per Paragraph 12 below), in the Territory (per Paragraph '5 above), and during the Term (per Paragraph 6 above).

Notwithstanding anything to the contrary herein, it is agreed that, provided Licensee has manufactured, distributed and commenced the marketing and sale of a substantial number of items of the Licensed Articles not later than the Marketing Date set forth below, then:

(a) PLI will not authorize third parties to distribute and sell vodka based on the Picture in the Territory until August 31, 2011, subject to the terms of this Agreement; and

(b) provided PLI has received by August 31, 2011 an amount equal to or greater than Two Hundred Fifty Thousand United States Dollars (US$250,000.00) in royalties earned from the actual sale of the Licensed Articles, then PLI will not authorize third parties to distribute and sell vodka based on the Picture in the Territory until August 31, 2012.

Except as specified in the immediately preceding sentence, nothing in this Agreement shall be construed to prevent or restrict PLI's or its affiliates' rights to exploit or enter into agreements with third parties for the exploitation of rights the same as or similar to the rights licensed to Licensee hereinabove.

8. PAYMENT:	a. Advance:	Sixty Thousand United States Dollars (US$60,000.00) payable upon execution hereof, and PLI's receipt of which shall be a condition precedent to the effectiveness of this Agreement.

	b. Royalty Rate:	Five percent (5%).

c. Guarantee:
Four Hundred Thousand United States Dollars (US$400,000.00), due and payable as follows:

(i)  Sixty Thousand United States Dollars (US$60,000.00), payable as the Advance;

(ii) One Hundred Thousand United States Dollars (US$100,000.00), due on or before November 1, 2010;

(iii) One Hundred Thousand United States Dollars (US$100,000.00), due on or before November 1, 2011; and

(iv) One Hundred Forty Thousand United States Dollars (US$140,000.00), due on or before November 1, 2012.

9. MARKETING DATE(S):	August 31, 2009.

10. PLACE OF MANUFACTURE:	Italy (for the Vodka) and Scotland (for the Scotch whiskey).

11. APPROVALS:
All Licensed Articles and any related packaging and advertising must be approved by PLI in writing before distribution or sale by Licensee. Such approvals or disapprovals are within PLI's sole discretion, and any submission not approved in writing is deemed disapproved.

12. CHANNELS OF DISTRIBUTION:
Notwithstanding anything to the contrary in Paragraphs 3 and 4.c. of Schedule "I" attached hereto, the Licensed Articles may be sold to distributors and wholesalers, and shall be distributed and made available for sale solely through the following Channels of Distribution: airport and duty-free stores, bars and taverns, club stores, grocery stores, restaurants, and specialty stores.

13.	ADDITIONAL TERMS:

(a) The balance of the terms shall be PLI's Schedule "I", attached hereto and incorporated herein by this reference,

(b)  Warrants: In addition to all payments due to PLI from Licensee hereunder, Licensee shall grant PLI (or an affiliate designated by PLO the following warrants ("Warrants") to acquire shares of Licensee's common stock (or the common stock of any successor entity to Licensee by merger or consolidation or otherwise, as set forth in Exhibit "C" hereto):

(i) a warrant (the "First Warrant') with an exercise price of One Million Dollars ($1,000,000.00), at One Dollar ($1.00) per share, for One Million (1,000,000) shares; and

(ii)   a warrant (the "Second Warrant") with an exercise price of Two Million Dollars ($2,000,000.00), at One Dollar and Fifty Cents ($1.50) per share, for One Million Three Hundred Thirty-Three Thousand and Three Hundred Thirty-Four (1,333,334) shares. In the event PLI exercises the Second Warrant, it agrees that it shall exercise no fewer than Three Hundred Thirty-Three Thousand Three Hundred Thirty Three (333,333) shares.

The Warrants shall be issued together within thirty (30) days following the execution of this Agreement, and shall each vest over a five (5) year period, with the first one-fifth (1(5) vesting on the date of issue, and the remaining four-fifths (415) vesting in four (4) equal installments on the first, second, third and fourth anniversary dates of the execution of this Agreement. Licensee shall grant PLI (or its affiliated designee) the Warrants as set forth herein under such terms as shall be set forth in one or more separate agreements containing reasonable and customary provisions, including, without limitation, anti-dilution protections and registration tights, to be evidenced in a form as attached hereto as Exhibit "C" and incorporated herein as reference (the "Warrant Agreement"). With respect to the anti-dilution provisions specifically, the Warrant Agreement shall provide for adjustments of the First and Second Warrant shares and/or exercise price in connection with stock dividends, stock splits, reverse stock splits, reclassification of shares, combinations or mergers. The First Warrant and Second Warrant shall each expire five (5) years from the date of issue. For the avoidance of doubt, PLI shall be under no obligation to exercise either Warrant.

(c) Samples: In line 1 of Paragraph 7.f, of Schedule "I", the words "fifty (50) samples" shall be deleted and replaced with "six (6) cases".

(d)  Warrantees and Indemnification: The following shall be added at the end of Section 9.a. of Schedule "I": "Licensee further represents and warrants that (a) the Licensed Articles shalt meet the highest quality of beverage industry standards in the Territory, and shall be in full conformity with all applicable laws, standards, regulations, and guidelines relating to health, product safety, labeling, and the importation, manufacture, production, distribution, and advertising of alcoholic beverages, including without limitation those of the United States Food and Drug Administration and all applicable federal, state, and local laws; and (b) Licensee has obtained all necessary approval(s) and certification(s) throughout the Territory for the importation, manufacture, production, distribution, and advertising of the Licensed Articles. In addition, Licensee represents and warrants that the Licensed Articles shall not be marketed for sale to minors "

(e) Paragraph 12 d. of Schedule "I" shall be deleted in its entirety.

ACCEPTED AND AGREED TO:

HARBREW IMPORTS, LTD. ("Licensee")	PARAMOUNT LICENSING , INC. ("PLI")

By: /s/ Richard John Decicco	By: /s/ N. Becker

Print Name: Richard John Decisso	Print Name:N. Becker

Title: President/ CEO	Title: SVP
Contract No. 280162